Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-205466, 333-213543, 333-218277 and 333-224334) and Form S-8 (Nos. 333- 210734, 333-221248, 333-227720 and 333-240998) of our reports dated March 10, 2021, relating to the consolidated financial statements of Earthstone Energy, Inc. (which report expresses an unqualified opinion) and the effectiveness of internal control over financial reporting of Earthstone Energy, Inc. (which report expresses an unqualified opinion), appearing in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Moss Adams LLP

Houston, Texas
March 10, 2021